Exhibit 10.2

FORM OF OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT (this “Agreement”), as it may be amended, modified or supplemented from time to time in accordance with the terms hereof, is entered into effective as of [•], 2012 (the “Effective Date”), and is by and among Hi-CRUSH PARTNERS LP, a Delaware limited partnership (the “Partnership”), HI-CRUSH GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and HI-CRUSH PROPPANTS LLC, a Delaware limited liability company (“Proppants”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, on the Closing Date, Proppants will contribute all of its equity interests in certain subsidiaries of Proppants to the Partnership (the “Contribution”), including all of the limited liability company interests in Hi-Crush Operating LLC, a Delaware limited liability company (“Operating”), in exchange for limited partnership interests in the Partnership, cash and other consideration agreed to by the Parties; and

WHEREAS, in connection with the Contribution, the Parties desire by their execution of this Agreement to evidence their understanding as more fully set forth in this Agreement, with respect to (1) the license to use certain Marks (as defined herein) of Proppants; (2) the assumption by Proppants of certain contractual obligations of Operating; (3) specified indemnification obligations of Proppants and the Partnership Group (as defined herein) and (4) the Partnership’s right of first offer with respect to the ROFO Assets (as defined herein).

NOW, THEREFORE, in consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning. Without limiting the generality of the foregoing, it is agreed that any Person that owns or controls, directly or indirectly, 50% or more of the voting securities of another Person shall be deemed for purposes of this Agreement to control such other Person.

“Agreement” has the meaning given such term in the introduction to this Agreement.

“Arbitration Award” has the meaning given such term in Section 6.16.

“Cause” has the meaning given such term in the Partnership Agreement.

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events:

(a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person;

(b) the dissolution or liquidation of the Applicable Person;

(c) the consolidation or merger of the Applicable Person with or into another Person, other than any such transaction where:

(i) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent; and

(ii) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and

(d) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation that would not constitute a Change of Control under clause (c) above.

“Closing Date” means the date of the closing of the initial public offering of Common Units of the Partnership.

“Common Units” has the meaning given such term in the Partnership Agreement.

“Conflicts Committee” has the meaning given such term in the Partnership Agreement.

“Contributed Subsidiaries” means Hi-Crush Chambers LLC, a Delaware limited liability company, Hi-Crush Railroad LLC, a Delaware limited liability company, Hi-Crush Wyeville LLC, a Delaware limited liability company, and Operating.

“Contribution” has the meaning given such term in the Recitals.

“Contribution Agreement” means that certain Contribution Agreement dated [            ], 2012 by and between Proppants, the Partnership and the other parties thereto pursuant to which Proppants will make the Contribution to the Partnership.

“Discussion Date” has the meaning given such term in Section 6.17.

“Effective Date” has the meaning given such term in the introduction to this Agreement.

“Environmental Laws” means all federal, regional, state, and local laws, statutes, rules, regulations, orders, ordinances, judgments, codes, injunctions, decrees, permits and other legally enforceable requirements and rules of common law relating to (i) pollution or protection of human health, the environment or natural resources; (ii) any Release or threatened Release of, or exposure to, Hazardous Substances; or (iii) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, arrangement for disposal or transport or handling of any Hazardous Substances. Without limiting the foregoing, “Environmental Laws” include, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Safe Drinking Water Act, the Federal Hazardous Materials Transportation Law, the Occupational Safety and Health Act and other environmental conservation and protection laws, each as amended through the Closing Date.

“Environmental Losses” has the meaning given such term in Section 3.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FTS” means FTS International Services, LLC, a Texas limited liability company.

“FTS Supply Agreement” means the Supply Agreement, effective as of May 1, 2012, between FTS and Operating.

“General Partner” has the meaning given such term in the introduction to this Agreement.

“Governmental Authority” means:

(a) any domestic or foreign government, whether national, federal, state provincial, territorial, municipal or local (whether administrative, legislative, executive or otherwise);

(b) any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government;

(c) any court, tribunal, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and

(d) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.

“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as such term is defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (b) oil as defined in the Oil Pollution Act of 1990, as amended, petroleum, petroleum products, crude oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other petroleum hydrocarbons whether refined or unrefined and (c) asbestos, whether in a friable or a non-friable condition, radioactive materials and polychlorinated biphenyls.

“Indemnified Party” means either the Partnership Group or Proppants, as the case may be, each in its capacity as a party entitled to indemnification in accordance with Section 2.7 and Article 3 hereof.

“Indemnifying Party” means either the Partnership Group or Proppants, as the case may be, each in its capacity as a party from whom indemnification may be required in accordance with Section 2.7 and Article 3 hereof.

“Licensees” means, for purposes of Article 2 hereof, the Partnership and its Subsidiaries.

“Licensor” means, for purposes of Article 2 hereof, Proppants.

“Losses” means all losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character, known or unknown, fixed or contingent.

“Marks” means all trademarks, trade names, logos and/or service marks identified on Schedule 2.1 attached hereto, which Schedule may be amended from time to time with the approval of Proppants and the Conflicts Committee.

“Operating” has the meaning given to such term in the Recitals.

“Organizational Documents” means certificates or articles of incorporation, by-laws, certificates of formation, limited liability company operating agreements, certificates of limited partnership, limited partnership agreements or other formation or governing documents of a particular entity.

“Partnership” has the meaning given such term in the introduction to this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, as it may be amended from time to time.

“Partnership Assets” means the customer contracts, supplier contracts, the real and personal property associated with the Wyeville site and associated processing and storage facilities, and all other assets, directly or indirectly conveyed, contributed or otherwise transferred (but not leased) to the Partnership Group as of the closing date pursuant to the Contribution Agreement; provided, however, that from and after the Assignment Date, the FTS Supply Agreement shall not be considered a Partnership Asset.

“Partnership Covered Environmental Losses” has the meaning given such term in Section 3.1(b).

“Partnership Entities” means the General Partner and each member of the Partnership Group; and “Partnership Entity” means any of the Partnership Entities.

“Partnership Group” means the Partnership and its Subsidiaries.

“Party” or “Parties” have the meaning given such term in the introduction to this Agreement.

“Person” is to be construed broadly and includes an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

“Proposed Transaction” has the meaning given such term in Section 5.2(a).

“Proppants” has the meaning given such term in the introduction to this Agreement.

“Proppants Entities” means Proppants and any Subsidiary of Proppants other than the Partnership Entities; and “Proppants Entity” means any of the Proppants Entities.

“Proppants Covered Environmental Losses” has the meaning given such term in Section 3.1(a).

“Release” or “Releasing” means depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaking, dumping or disposing into the environment.

“Retained Assets” means the assets and investments owned by Proppants or any of its Affiliates that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to a particular contribution agreement.

“ROFO Assets” means the assets listed on Schedule 5.1 of this Agreement.

“ROFO Notice” has the meaning given such term in Section 5.2(a).

“ROFO Period” has the meaning given such term in Section 5.1(a).

“ROFO Response” has the meaning given such term in Section 5.2(a).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions; provided, however, that in no event shall a Change of Control of Proppants be deemed a Transfer.

“Voluntary Cleanup Program” means a program of the United States or a state of the United States enacted pursuant to Environmental Laws that provides for a mechanism for the written approval of, or authorization to conduct, voluntary investigatory and remedial action for the clean-up, removal or remediation of Hazardous Substances that exceeds actionable levels established pursuant to Environmental Laws.

“Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided that, if such Person is a limited partnership, Voting Securities of such Person shall be the general partner interest in such Person.

ARTICLE 2

LICENSE

2.1 Grant of License. Upon the terms and conditions set forth in this Article 2, Licensor hereby grants and conveys to Licensees a non-transferable, non-exclusive license with respect to Marks owned by Licensor, to use the Marks in connection with the continuation of Licensees’ current businesses and the current services performed therewith within and outside the United States during the term of this Agreement. Licensees shall not have the right to assign, transfer or sublicense any of the rights granted hereunder, except upon the written consent of Licensor, which consent shall be given or withheld at the sole discretion of Licensor and which shall be limited by such conditions as Licensor may require at its sole discretion.

2.2 Restrictions on Marks. In order to ensure the quality of uses under the Marks, and to protect the goodwill of the Marks, Licensees agree as follows:

(a) Licensees will use the Marks only in accordance with such quality standards and specifications as may be established by Licensor and communicated to Licensees from time to time, it being understood that Licensor has evaluated Licensees’ businesses and services and determined that they are of a quality that justifies this grant of a license. Licensees recognize the substantial goodwill associated with the Marks and will not permit the quality of the businesses or services with which Licensees use the Marks to deteriorate so as to affect adversely the goodwill associated with the Marks. If the quality of the businesses or services with which Licensees use the Marks so deteriorates so as to affect adversely the goodwill associated with the Marks, Licensees shall at their expense immediately cease further use of the Marks and shall immediately cause the Marks to be removed from all materials associated with the businesses and services until rectified and from all marketing materials. Licensees shall promptly report to Licensor any material changes in the quality of the businesses or services with which Licensees use the Marks. Licensees will not cause any action, or permit or fail to prevent any action by Licensees’ Affiliates or any other Person under Licensees’ control, that is deemed to injure, harm or dilute the distinctiveness or goodwill of the Marks;

(b) Licensees will only use the Marks in formats approved by Licensor and only in strict association with Licensees’ businesses and the services performed therewith;

(c) Prior to publishing any new format or appearance of the Marks or any new advertising or promotional materials that incorporate the Marks, Licensees shall first provide such format, appearance or materials to Licensor for its approval. If Licensor does not inform Licensees in writing within fourteen (14) days from the date of the receipt of such new format, appearance, or materials that such new format, appearance, or materials is unacceptable, then such new format, appearance or materials shall be deemed to be acceptable and approved by Licensor. Licensor may withhold approval of any proposed changes to the format, appearance or materials which Licensees propose to use in Licensor’s sole discretion; and

(d) Licensees shall not use any other trademarks, service marks, trade names or logos in connection with the Marks.

2.3 Ownership. Licensor shall own all right, title and interest, including all goodwill relating thereto, in and to the Marks, and all trademark rights embodied therein shall at all times be solely vested in Licensor. Licensees have no right, title, interest or claim of ownership in the Marks, except for the licenses granted in this Agreement. All use of the Marks shall inure to the benefit of Licensor. Licensees agree that they will not attack the title of Licensor in and to the Marks.

2.4 Confidentiality. Licensees shall maintain in strictest confidence all confidential or nonpublic information or material disclosed by Licensor and in the materials supplied hereunder in connection with the license of the Marks, whether in writing or orally and whether or not marked as confidential. Such confidential information includes, but is not limited to, algorithms, inventions, ideas, processes, computer system architecture and design, operator interfaces, operational systems, technical information, technical specifications, training and instruction manuals, and the like. In furtherance of the foregoing confidentiality obligation, Licensees shall limit disclosure of such confidential information to those of their employees, contractors or agents having a need to access the confidential information for the purpose of exercising rights granted hereunder.

2.5 Estoppel. Nothing in this Agreement shall be construed as conferring by implication, estoppel, or otherwise upon Licensees (a) any license or other right under the intellectual property rights of Licensor other than the license granted herein to the Marks as set forth expressly herein or (b) any license rights other than those expressly granted herein.

2.6 Warranties; Disclaimers.

(a) Licensor represents and warrants that (i) Licensor owns, and Licensor has the right to license or sublicense, the Marks licensed under this Agreement and (ii) the Marks do not infringe upon the rights of any third parties.

(b) EXCEPT FOR THE WARRANTIES AND REPRESENTATIONS DESCRIBED IN SECTION 2.6(a), LICENSOR DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO THE SUBJECT MATTER HEREOF, OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER ANY LICENSEE KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING.

2.7 Trademark Indemnification. (a) Licensees agree to defend, indemnify, and hold harmless Licensor from and against any Losses suffered or incurred by Licensor by reason of or arising out of claims by third parties based on alleged defects or failures of Licensees’ services.

(b) Licensor will defend, indemnify, and hold harmless Licensee from and against any Losses suffered or incurred by Licensees by reason of or arising out of any claim that any Licensee’s authorized use of the Marks that complies with this Agreement infringes the trademark rights of any third party.

2.8 In the Event of Termination. In the event of termination of this Agreement pursuant to Section 6.4 or otherwise, Licensees’ right to utilize or possess the Marks licensed under this Agreement shall automatically cease, and no later than ninety (90) days following such termination of this Agreement, (i) the Licensees shall cease all use of the Marks and shall adopt new trademarks, service marks, and trade names that are not confusingly similar to the Marks and (ii) the General Partner shall have caused each of the Licensees to change its legal name so that there is no longer any reference therein to the name “Hi-Crush,” any name or d/b/a then used by any Proppants Entity or any variation, derivation or abbreviation thereof, and in connection therewith, the General Partner shall cause each such Licensee to make all necessary filings of certificates with the Secretary of State of the State of Delaware and to otherwise amend its Organizational Documents by such date.

ARTICLE 3

INDEMNIFICATION

3.1 Environmental Indemnification.

(a) Subject to Section 3.1(c) and to the provisions of Section 3.3, Proppants shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of:

(i) with respect to the Partnership Assets, any violation or correction of violation of Environmental Laws; or

(ii) any event, circumstance, action, omission, condition or environmental matter associated with or arising from the ownership or operation of the Partnership Assets (including, without limitation, the exposure to or presence of Hazardous Substances at, on, under, about or Releasing to or from the Partnership Assets or the exposure to or Release of Hazardous Substances arising out of operation of the Partnership Assets at non-Partnership Asset locations) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, response, abatement, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws or to satisfy any applicable Voluntary Cleanup Program, (B) performance of a supplemental environmental project authorized or consented to by a Governmental Authority in partial or whole mitigation of a fine or penalty, (C) the cost or expense of the preparation and implementation of any investigatory closure, remedial, corrective action or other plans required or necessary under Environmental Laws or to satisfy any applicable Voluntary Cleanup Program and (D) the cost and expense for any environmental or toxic tort pre-trial, trial, or appellate legal or litigation support work; provided, in the case of clauses (A) and (C) such cost and expense shall not include the costs of and associated with project management and soil and ground water monitoring performed at the conclusion of or in lieu of active soil or groundwater remediation (collectively with Losses under Section 3.1(a)(i), “Environmental Losses”);

but only to the extent that such violation complained of under Section 3.1(a)(i) or such events, omissions or conditions included under Section 3.1(a)(ii) occurred or existed on or before the Closing Date with respect to such Partnership Assets (collectively, “Proppants Covered Environmental Losses”).

(b) Subject to Section 3.1(c) and to the provisions of Section 3.3, the Partnership Group shall indemnify, defend and hold harmless the Proppants Entities from and against any Environmental Losses suffered or incurred by the Proppants Entities relating to the ownership or operation of the Partnership Assets to the extent occurring after the Closing Date (“Partnership Covered Environmental Losses”), except to the extent that the Partnership Group is indemnified with respect to any of such Environmental Losses that are Proppants Covered Environmental Losses under Section 3.1(a).

(c) Except for obligations with respect to claims made before the third anniversary of the Closing Date for Proppants Covered Environmental Losses or Partnership Covered Environmental Losses, which shall not terminate, all indemnification obligations in this Section 3.1 shall terminate on the third anniversary of the Closing Date.

3.2 Additional Indemnification.

(a) In addition to and not in limitation of the indemnification provided under Section 3.1(a), subject to Section 3.3, Proppants shall indemnify, defend and hold harmless the Partnership Group from and against any Losses of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group by reason of or arising out of:

(i) failure to convey good and indefeasible title to the Partnership Assets to one or more members of the Partnership Group, and such failure renders the Partnership Group unable to use or operate the Partnership Assets in substantially the same manner as they were operated by the Proppants Entities immediately prior to the Closing Date with respect to such Partnership Assets;

(ii) failure of the Partnership Group to be the owner on the Closing Date of (A) valid and indefeasible easement rights, rights-of-way, leasehold and/or fee ownership interests in and to the lands on which are located any Partnership Assets and (B) valid title to 100% of the equity interest of each of the Contributed Subsidiaries, in each case to the extent that, such failure renders the Partnership Group liable or unable to use or operate the Partnership Assets in substantially the same manner as they were operated by the Proppants Entities immediately prior to the Closing Date;

(iii) failure of the Partnership Group to have on the Closing Date any consent or governmental permit and such failure renders the Partnership unable to use or operate the Partnership Assets in substantially the same manner as they were operated by the Proppants Entities immediately prior to the Closing Date;

(iv) events and conditions associated with the Retained Assets whether occurring before or after the Closing Date;

(v) any Losses arising out of or associated with the FTS Supply Agreement from and after the Assignment Date; and

(vi) all federal, state and local income tax liabilities attributable to the ownership and operation of the Partnership Assets prior to the Closing Date, including any such income tax liabilities of Proppants that may result from the consummation of the formation transactions for the Partnership Entities;

provided, however, that in the case of clauses (i), (ii), (iii) and (iv) above, such indemnification obligations shall terminate on the third anniversary of the Closing Date; and that in the case of clause (vi) above, such indemnification obligations shall survive until sixty (60) days after the termination of any applicable statute of limitations.

(b) In addition to and not in limitation of the indemnification provided under Section 3.1(b) and the Partnership Agreement, the Partnership Group shall indemnify, defend and hold harmless the Proppants Entities from and against any Losses of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by any of the Proppants Entities by reason of or arising out of events and conditions associated with the operation of the Partnership Assets on or after the Closing Date (other than Losses suffered by the Proppants Entities solely through their direct or indirect ownership of equity interests in the Partnership) unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7 of the Partnership Agreement.

3.3 Limitations Regarding Indemnification.

(a) The aggregate liability of Proppants under Section 3.1(a) shall not exceed $7.5 million.

(b) No claims may be made against Proppants for indemnification pursuant to Sections 3.1(a), 3.2(a)(i), 3.2(a)(ii), 3.2(a)(iii), 3.2(a)(iv) or 3.2(a)(vi) unless and until the aggregate dollar amount of the Losses suffered or incurred by the Partnership Group exceeds $500,000. Proppants shall have no liability under this Article III in respect of any individual claim of less than $50,000.

(c) Notwithstanding anything herein to the contrary, in no event shall Proppants have any indemnification obligations under Section 3.1(a) for claims made as a result of additions to or modifications of Environmental Laws promulgated after the Closing Date with respect to a particular Partnership Asset.

(d) In no event shall the Indemnifying Party be obligated to the Indemnified Party under Section 3.1 or 3.2 for any Losses or income tax liabilities to the extent either (i) reserved for in the Partnership Group’s financial statements as of the Closing Date or (ii) recovered by the Indemnified Party under available insurance coverage, from contractual rights or against any third party.

3.4 Indemnification Procedures.

(a) The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under Section 2.7 or this Article 3, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement).

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under Section 2.7 or this Article 3, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (with the concurrence of the Conflicts Committee in the case of the Partnership Group) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include the admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.

(c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under Section 2.7 or this Article 3, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party, at no cost to the Indemnifying Party, of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to endeavor to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 3.4. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in Section 2.7 or this Article 3; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d) An Indemnified Party shall take all commercially reasonable steps to mitigate damages with respect to any claim for which it is seeking indemnification and shall use commercially reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

(e) In determining the amount of any Losses for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons. The Indemnified Party hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities.

(f) The date on which the Indemnifying Party receives notification of a claim for indemnification shall determine whether such claim is timely made.

(g) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

ARTICLE 4

AGREEMENT TO ASSUME CUSTOMER CONTRACT

4.1 Agreement to Assume Specified Customer Contract. Each of the Parties hereby agree that the Partnership shall cause Operating to sell, assign, transfer and convey to Proppants or any subsidiary of Proppants designated by Proppants (the “Assignee”) and the Assignee shall accept and assume from Operating, all of the rights and obligations of Operating under the FTS Supply Agreement (the “Specified Assignment”) to the fullest extent permitted by the terms of the FTS Supply Agreement, with such assignment to occur prior to and to be effective as of May 1, 2013 (the “Assignment Date”). Proppants shall, or shall cause any designated Assignee to, keep, perform and be bound by all of the terms, covenants and conditions contained in the FTS Supply Agreement from and after the Assignment Date. The Parties agree to execute such further documents and take such further actions as are necessary to effectuate the Specified Assignment as of the Assignment Date.

ARTICLE 5

RIGHT OF FIRST OFFER

5.1 Right of First Offer to Purchase Certain Assets retained by Proppants Entities.

(a) Proppants hereby grants to the Partnership a right of first offer for a period of three years from the Closing Date (the “ROFO Period”) on each ROFO Asset to the extent that any Proppants Entity proposes to Transfer any ROFO Asset (other than to an Affiliate of the Proppants Entities who agrees in writing that such ROFO Asset remains subject to the provisions of this Article V and assumes the obligations under this Article V with respect to such ROFO Asset).

(b) The Parties acknowledge that any Transfer of ROFO Assets pursuant to the Partnership’s right of first offer is subject to the terms of all existing agreements with respect to the ROFO Assets and shall be subject to and conditioned on the obtaining of any and all necessary consents of security holders, governmental authorities, lenders or other third parties.

5.2 Procedures.

(a) If a Proppants Entity proposes to Transfer any applicable ROFO Asset (other than to an Affiliate as described in Section 5.1(a)) during the ROFO Period (a “Proposed Transaction”), Proppants shall or shall cause such Proppants Entity to, prior to entering into any such Proposed Transaction, first give notice in writing to the Partnership (the “ROFO Notice”) of its intention to enter into such Proposed Transaction. The ROFO Notice shall include any material terms, conditions and other details as would be reasonably necessary for the Partnership to make a responsive offer to enter into the Proposed Transaction with the applicable Proppants Entity, which terms, conditions and details shall include any material terms, condition or other details that such Proppants Entity would propose to provide to non-Affiliates in connection with the Proposed Transaction. The Partnership shall have 15 days following receipt of the ROFO Notice to propose an offer to enter into the Proposed Transaction with such Proppants Entity (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price the Partnership proposes to pay for the ROFO Asset and the other terms of the purchase) pursuant to which the Partnership would be willing to enter into a binding agreement for the Proposed Transaction. If no ROFO Response is delivered by the Partnership within such 15-day period, then the Partnership shall be deemed to have waived its right of first offer with respect to such ROFO Asset, and the applicable Proppants Entity shall be free to enter into a Proposed Transaction with any third person on terms and conditions determined in the sole discretion of Proppants.

(b) If the Partnership submits a ROFO Response, the Partnership and Proppants shall negotiate, in good faith, the terms of the purchase and sale of the ROFO Asset for 10 days following the receipt of the ROFO Response by the Proppants Entity. If Proppants and the Partnership are unable to agree on such terms during such 10-day period, the Proppants Entity may Transfer the ROFO Asset to any third person on terms and conditions determined in the sole discretion of Proppants.

ARTICLE 6

MISCELLANEOUS

6.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Texas.

6.2 Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 6.2.

For notices to any of the Proppants Entities:

Hi-Crush Proppants LLC

Three Riverway, Suite 1550

Houston, Texas 77056

Phone: (713) 963-0099

Fax: (713) 963-0088

Attention: General Counsel

For notices to any of the Partnership Entities:

Hi-Crush Partners LP

Three Riverway, Suite 1550

Houston, Texas 77056

Phone: (713) 963-0099

Fax: (713) 963-0088

Attention: General Counsel

6.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein, other than the Contribution Agreement.

6.4 Termination. This Agreement, other than the provisions set forth in Section 2.7 and Articles 3, 4 and 6 hereof, shall terminate upon a Change of Control of the General Partner or the Partnership, other than any Change of Control of the General Partner or the Partnership deemed to have occurred pursuant to clause (d) of the definition of Change of Control solely as a result of a Change of Control of Proppants. Notwithstanding any other provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and the Common Units held by the General Partner and its Affiliates are not voted in favor of such removal, this Agreement may immediately thereupon be terminated by Proppants.

6.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

6.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that the General Partner determines will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

6.7 Assignment; Third Party Beneficiaries. Except as provided in Section 2.1, any Party shall have the right to assign its rights under this Agreement without the consent of any other Party, but no Party shall have the right to assign its obligations under this Agreement without the consent of the other Parties. Each of the Parties hereto specifically intends that each entity comprising the Proppants Entities and each entity comprising the Partnership Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.

6.8 Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

6.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

6.10 Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.

6.11 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

6.12 Withholding or Granting of Consent. Except as otherwise expressly provided in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

6.13 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

6.14 Negation of Rights of Limited Partners, Assignees and Third Parties. Except as set forth in Section 6.7, the provisions of this Agreement are enforceable solely by the Parties, and no shareholder, limited partner, member, or assignee of Proppants, the General Partner, the Partnership or other Person shall have the right, separate and apart from Proppants, the General Partner or the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

6.15 No Recourse Against Officers and Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of any Proppants Entity or any Partnership Entity.

6.16 Arbitration.

Any dispute, controversy or claim arising out of or in connection with this Agreement shall be settled by final and binding arbitration conducted in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association by one or more arbitrators designated in accordance with said Rules. All arbitrators must have not less than seven years experience in the energy industry. The Parties agree that the award of the arbitral tribunal (the “Arbitration Award”) shall be: (a) conclusive, final and binding upon the Parties; and (b) the sole and exclusive remedy between the Parties regarding any and all claims and counterclaims presented to the arbitral tribunal. All notices to be given in connection with the arbitration shall be as provided in Section 6.2 of this Agreement. The Arbitration Award shall include interest, at a rate determined as appropriate by the arbitrators, from the date of any breach or other violation of this Agreement to the date when the Arbitration Award is paid in full. The Arbitration Award shall also include the fixing of the expense of the arbitration and the assessment of the same, as is appropriate in the opinion of the arbitrators, against either or both Parties hereto. Each Party shall otherwise bear its cost for its respective legal fees, witnesses, depositions and other out-of-pocket expenses incurred in the course of the arbitration.

6.17 Dispute Resolution.

If the Parties are unable to resolve any service or performance issues or if there is a material breach of this Agreement that has not been corrected within thirty (30) days of receipt of notice of such breach, representatives of each of the Parties in dispute shall meet promptly to review and resolve such issues and breaches in good faith (the date on which such Persons first so meet, the “Discussion Date”). If such Persons are unable to fully resolve any such issues and breaches in good faith promptly after the Discussion Date, any remaining disputes shall be resolved in accordance with Section 6.16.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Effective Date.

HI-CRUSH PARTNERS LP

By:	Hi-Crush GP LLC,
its general partner

By:
Name:
Title:

HI-CRUSH GP LLC

By:
Name:
Title:

HI-CRUSH PROPPANTS LLC

By:
Name:
Title:

Signature Page – Omnibus Agreement

Schedule 2.1

Marks

Schedule 2.1

Schedule 5.1

ROFO Assets

Asset	Owner
Augusta, Wisconsin Acreage and Sand Reserves and Related Onsite Processing Facilities and Assets. Approximately 1,000 acres located in Eau Claire County, Wisconsin, containing an estimated 46.2 million tons of proven recoverable coarse grade sand reserves as of December 31, 2011, and related excavation, processing and rail facilities and any facilities or related assets constructed on such acreage during the ROFO Period.	Hi-Crush Proppants LLC (indirectly through its ownership of [ ]) and ([ ])

Tomah, Wisconsin Acreage and Sand Reserves, and any Related Onsite Processing Facilities and Assets. Approximately 700 acres located in Tomah, Wisconsin, containing an estimated 33 million tons of proven recoverable coarse grade sand reserves as of December 31, 2011 and any related facilities or assets constructed on such acreage during the ROFO period.	Hi-Crush Proppants LLC (indirectly through its ownership of [ ]) and ([ ])

Schedule 5.1